Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROCK CREEK PHARMACEUTICALS, INC.

Rock Creek Pharmaceuticals, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.                  The original name of the Corporation was Eye Technology, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 24, 1985, and amended and restated on June 22, 1988, May 19, 1992, September 24, 2001, December 14, 2007, December 7, 2009, December 10, 2010, December 16, 2011, December 14, 2012, December 27, 2013, June 2, 2014, and November 25, 2014 (as amended, the “Original Certificate”).

2. This Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation of the Corporation (this “Amendment”) further amends the Original Certificate. The amendment of the Original Certificate herein certified has been duly adopted by the stockholders of the Corporation and the Board of Directors of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

3.  Article “FOURTH” of the Original Certificate shall be and is hereby amended by adding the following paragraphs to the end thereof:

 “Stock Split. Without regard to any other provision of this Restated Certificate of Incorporation, effective at 12:01 a.m., eastern time, on April 14, 2015 (the “Split Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each twenty-five (25) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Split Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the product of the closing sales price of the Common Stock on the Nasdaq Capital Market on April 14, 2015 and the amount of the fractional share.

Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Split Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

4. Except as specifically set forth herein, the remainder of the Original Certificate will not be amended, modified or otherwise altered.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Tenth Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer of the Corporation this 10th day of April, 2015.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Name:	Michael J. Mullan, MBBS (M.D.) Ph.D.
Title:	Chief Executive Officer

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